Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

TWENTY ONE CAPITAL, INC.

INDEPENDENT DIRECTOR AGREEMENT

This Independent Director Agreement (this “Agreement”) is made and entered into as of June 5, 2026, by and between Twenty One Capital, Inc. (the “Company”), a Texas corporation, and Paul S. Lalljie (the “Director”).

I. SERVICES

I.1 Board of Directors. Pursuant to an authorizing resolution of the Company’s Board of Directors (the “Board”), the Director is appointed to serve as an independent director of the Company’s Board, effective as of the date hereof (the “Effective Date”), until the date on which the Director ceases to be a member of the Board for any reason (the “Expiration Date”). The Director’s service as a member of the Board will be subject to (y) applicable law and (z) renomination and reelection by the shareholders of the Company in accordance with the Company’s Amended and Restated Bylaws dated as of May 19, 2026 and other governing documents (the “Organizational Documents”). The Director hereby accepts such appointment and agrees to serve as a Director of the Company, subject to the terms of this Agreement and the Company’s Organizational Documents.

I.2 Director Services. The Director’s services to the Company hereunder shall include service on (i) the Board and (ii) any committee of the Board such Director may be appointed to by the Board, in accordance with applicable law, regulation and stock exchange rules, and such other services mutually agreed to by the Director and the Company (the “Director Services”). Notwithstanding the foregoing the Director shall not serve on more than two committees of the Board at the same time.

II. COMPENSATION

II.1 Expense Reimbursement. The Company shall reimburse the Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by the Director and in accordance with applicable Company policies.

II.2 Compensation to Director. In consideration for the Director’s services under this Agreement (including for the avoidance of doubt, any services as a member of any committee of the Board), the Company shall pay the Director a cash payment of (i) $150,000 per annum (the “Annual Fee”) and (ii) $150,000 worth of Class A Stock of the Company per annum (“Annual Equity Award”) which shall vest in full upon grant. The Annual Fee shall be paid in equal monthly installments commencing as of the Effective Date. For the initial period from the Effective Date through the date of the Company's next annual general meeting of shareholders (the “Initial Term”), the Annual Fee shall be pro-rated to reflect the portion of the year elapsed during the Initial Term, and the monthly installment for any partial calendar month shall be further pro-rated accordingly. Thereafter, the monthly installments of the Annual Fee shall be payable on the first day of each calendar month. The Annual Equity Award for the Initial Term shall be pro-rated in the same manner as the Annual Fee. The Annual Equity Award shall be granted on the date of each annual general meeting of shareholders at which the Director is appointed or reappointed (each such date, a “Grant Date”) and shall not be subject to any further vesting conditions. For the Initial Term, the pro-rated Annual Equity Award shall be granted on the date of the Company's next annual general meeting of shareholders.

II.3 Director and Officer Liability Insurance. The Company shall, on the Effective Date and in any event, no later than on the date that is thirty (30) days after the Effective Date, cause the Director to be covered by a customary director and officer liability insurance policy to insure, to the extent legally permissible, the Director against any losses incurred in lawsuits or other legal proceedings brought against the Director in connection with the Director Services.

III. DUTIES OF DIRECTOR

III.1 Fiduciary Duties. In fulfilling the Director’s responsibilities, the Director shall be charged with a fiduciary duty to the Company as required by applicable law. The Director shall discharge his/her duties in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances and in a manner the Director reasonably believes to be in the best interest of the Company. In performing his/her duties, the Director shall be attentive and shall act in furtherance of the best interests of the Company on a reasonably informed basis, in obedience to applicable law and within the scope of the Company’s Organizational Documents.

III.2 Confidentiality. During the Term of this Agreement and at all times following the Expiration Date, without limiting any fiduciary duties pursuant to applicable law, the Director shall maintain in strict confidence all information he/she has obtained or shall obtain from the Company that the Company has designated as “confidential” or that is by its nature confidential (including confidential supervisory information), relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Director, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by the Director outside of his/her relationship with the Company and its affiliates (the “Confidential Information”).

III.3 Nondisclosure and Nonuse Obligations. The Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. The Director will treat all Confidential Information of the Company with the same degree of care as the Director treats his/her own Confidential Information, and the Director will use his/her best efforts to protect the Confidential Information. The Director will not use the Confidential Information for his/her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. The Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him/her, or of which he/she becomes aware, of the Confidential Information. The Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

III.4 Defend Trade Secrets Act Notice. Notwithstanding the nondisclosure obligations herein, pursuant to 18 U.S.C. Section 1833(b), the Director will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if made under seal.

III.5 Return of the Company Property. All materials furnished to the Director by the Company, whether delivered to the Director by the Company or made by the Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. The Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, the Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. The Director agrees to certify in writing that the Director has so returned or destroyed all such Company Property.

IV. COVENANTS OF DIRECTOR

IV.1 No Conflict of Interest. During the Term of this Agreement, the Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is a competitor of the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that the Director may continue the Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing the Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of the Director’s obligations to Current Affiliations. The Director represents that nothing in this Agreement conflicts with the Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purposes of this Article IV only if and to the extent it engages in the business substantially similar to the Company’s business. If the Director undertakes any duty, investment or other obligation that may present a conflict of interest prohibited under this Section 4.1, the Director shall inform the Board in advance. If the Board decides such proposed new obligation would present an actual conflict of interest prohibited hereunder and the Director still undertakes the new obligation, the Board shall have the right to remove the Director from the Board. Notwithstanding anything to the contrary in this Agreement, the restrictions set forth in this Section 4.1 shall not apply to passive investments by the Director in companies whose securities are admitted to trading on a recognized investment exchange, provided that (i) the Director's aggregate holding in the relevant class of securities of such company does not exceed 1% of the outstanding securities of that class, both at the time of acquisition and on a continuing basis during the Term, and (ii) such investment is held on a passive basis only, with no board, advisory, management or operational role in such company.

IV.2 Noninterference with Business. During the Term of this Agreement, and for a period of one (1) year after the Expiration Date, the Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, the Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his/her/its employment, contractual or other relationship with the Company.

V. TERM

V.1 Term. This Agreement is effective as of the Effective Date as provided for in Section 1.1 above and will continue until the Expiration Date (the “Term”).

V.2 Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI. MISCELLANEOUS

VI.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

VI.2 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

VI.3 Limitation of Liability; Right to Indemnification. The Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against the Director relating to his/her service to the Company in accordance with the terms of an indemnification agreement, to be entered into by and between the Company and the Director, concurrently with this Agreement and in substantially the form attached hereto as Exhibit B (the “Indemnification Agreement”). The Company hereby acknowledges and agrees that the Director shall also receive, without duplication, the benefit of any indemnification provision of the Organizational Documents as a Director or as otherwise may be available under applicable law.

VI.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

VI.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas.

VI.6 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

VI.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by the Director for the Company.

VI.8 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and the Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

VI.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	TWENTY ONE CAPITAL, INC.
Address:
111 Congress Avenue, Suite 500	By:	/s/ James Nguyen
Austin, Texas 78701	Name:	James Nguyen
	Title:	General Counsel

[Signature Page to Director Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Director:
Address: [***]

/s/ Paul S. Lalljie
PAUL S. LALLJIE

[Signature Page to Director Agreement]

EXHIBIT A

Director’s Current Affiliations

EXHIBIT B

Indemnification Agreement